OPERATING AGREEMENT

OF

WHAT-IF, LLC

LIMITED LIABILITY COMPANY

ARTICLE I.

OFFICE

1.1 Principal Office. The principal office of the Company in the State of Nevada shall be located at 3310 South Nellis, Suite 24, Las Vegas, Nevada. The Company may have such other offices, either within or without the State of Nevada, as the Board of Managers may designate or as the business of the Company may require.

1.2 Registered Office. The registered office of the Company required by the Nevada Limited Liability Act to be maintained in the State of Nevada may be, but need not be, identical with the principal office, and may be changed from time to time by the Board of Managers.

ARTICLE II.

 MEMBERS

2.1 Annual Meeting. The annual meeting of the Members shall be held at any place designated by the Board of Managers, either within or without the State of Nevada on the third Tuesday of each calendar year, commencing with the year 2006. The annual meeting shall be for the transaction of business as may come before the meeting, including the selection of the Board of Managers. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall then be held on the next succeeding business day.

2.2 Special Meetings. Special meetings of the Members, for the purposes described in the meeting notice, may be called by the Board of Managers. Unless waived, written or printed notice stating the place, day, hour and purpose of the meeting shall be delivered to each Member at least 72 hours prior to the meeting.

2.3 Quorum. Members holding a majority in interest in the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Members. Unless otherwise required, a vote by 51% of the ownership interest is necessary and sufficient to conduct business.

2.4 Informal Action by Members. Action required or permitted to be taken at a Members' meeting may be taken without a meeting if notice of the proposed action is given to or waived by all Members entitled to vote on the action.

2.5 Telephonic Meetings. Members of the Company may participate in any meeting of the Members by means of conference telephone or similar communication if all persons participating in such meeting can hear one another for the entire discussion of the matter(s) to be voted upon. Participating in a meeting pursuant to this Section shall constitute presence in person at such meeting.

2.6 Voting-Disposal of Assets or Dissolution. The sale, lease, exchange or other disposal of all, or substantially all, of the Company's property, with or without the goodwill, other than in the usual and regular course of business, or action to approve of a dissolution of the Company, must be approved by a two-thirds (2/3) majority of the vote entitled to be cast by the Members.

2.7 Voting-No Cumulative Voting. At each election for managers, every member entitled to vote at such election shall have the right to vote, in person or by proxy, in proportion to the amount of membership interest owned by him for as many persons as there are managers to be elected and for whose election he has a right to vote, but not to cumulate his votes by giving one candidate as many votes as the number of such members multiplied by the percentage of his ownership interest shall equal, or by distributing such votes on the same principle among any number of candidates.

ARTICLE III.

BOARD OF MANAGERS

3.1 General Powers. The business and affairs of the Company shall be managed by a Board of Managers.

3.2 Number, Tenure and Qualifications. The number of the Members of the Board of Managers of the Company shall initially be one. Each shall hold office for a term of one year and until his successor shall have been elected and qualified. The Board of Managers shall be selected by the Members upon a majority vote of the equity interests as determined by the capital contribution of each member. The number of the Board can be increased or decreased in number as voted upon by the members but in no event shall there be less than one member of the Board of Managers. Board Members need not be residents of the State of Nevada or Members of the Company. The Members may remove a Board Member at any time with or without cause.

3.3 Notice of Meeting. Board meetings will be scheduled at times convenient to the Board Members. Special meetings may be called by the Chairman of the Board or the President of the Company upon reasonable notice, and may be telephonic.

3.4 Quorum. A majority of the number of Board of Managers fixed by Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the Board.

3.5 Manner of Acting. The act of the majority of the Board present at a meeting at which a quorum is present shall be the act of the Board of Managers.

3.6 Vacancies. Any vacancy occurring in the Board of Managers may be filled by the Members. A Board Member elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any vacancy shall be filled by election at a special meeting of Members called for that purpose.

3.7 Informal Action by the Board. Any action required to be taken at a meeting of the Board, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Board Members.

3.8 Indemnification. The Company may indemnify any person who was or is a party defendant or is threatened to be made a party defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he was or is a Member of the Company, Manager, officer, employee, or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with said action, suit or proceeding if the Members determine that he acted in good faith and in a manner he reasonably believed to in or not opposed to the best interest of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner that he reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

3.9 Duty to Company. A Board Member must comply with generally accepted standards of conduct when acting as a Board Member. At a minimum the Board Members of this Company must act in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes to be in or at least not opposed to the best interests of the Company.

3.10 Committees. The Board of Managers, when they retain or exercise management rights, are authorized to create committees to assist in the operations of the business and affairs of the Company. Any committees so created shall have at least one member of the Board of Managers among its committee members and shall report directly to the Board of Managers unless specifically empowered to report directly to the Membership in its charge.

ARTICLE IV

OFFICERS/MANAGERS

4.1 Number. The officers of the Company shall be a President, a Vice President, a Secretary and a Treasurer, each of whom shall be elected or appointed by the Board of Managers. Such other officers and assistant officers, as may be deemed necessary, may be elected or appointed by the

Board of Managers. Any two or more offices may be held by the same person.

4.2 Election and Term of Office. The officers of the Company to be elected by the Board of Managers shall be elected annually by the Board of Managers at the first meeting of the Board in each calendar year and shall serve at the pleasure of the Board.

4.3 Removal. Any officer or agent elected or appointed by the Board of Managers may be removed by the Board whenever, in its judgment, the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

4.4 President. The President shall be the principal representative of the Company in all day-to-day operations of the Company and, subject to the control of the Board of Governors, shall in general supervise and control all of the business and affairs of the Company. He shall be responsible for annual budget compliance, negotiating all programming and channel license contracts, hiring of all Vice-President level personnel, and all trade press relations. He may sign, with the Secretary or any other proper officer of the Company thereunto authorized by the Board of Managers, certificates for membership of the Company, any deeds, mortgages, bonds, contracts or other instruments except those which shall be required by law, by this Operating Agreement or by the Board of Managers to be otherwise signed or executed; and in general shall perform all duties as may be prescribed by the Board of Managers from time to time.

4.5 Vice President. The Vice President shall, in the absence or incapacity of the President, or as ordered by the Board of Managers, perform the duties of the President, or such other duties or functions as may be given to him by the Board of Managers.

4.6 Secretary. The Secretary shall (a) prepare and keep the minutes of the Members meetings and of the Board of Managers meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of the Operating Agreement or as required by law; (c) be custodian of the Company records and of the seal of the Company; (d) keep a register of the post office address of each Member; (e) sign with the President or a Vice-President certificates for the membership of the Company, the issuance of which shall have been authorized by resolution of the Board of Managers; (f) have general charge of the membership transfer books of the Company; (g) authenticate records of the Company; and (h) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Board of Managers.

4.7 Treasurer. If required by the Board of Managers, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Managers shall determine. He shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; receive and give receipts for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Article V of this Operating Agreement; and (b) in general perform all of the duties incident to the office of treasurer and such other duties as from time to time shall be assigned to him by the Board of

Managers.

4.8 Managers-Salaries. The salaries of the managers, officers or agents of the Company shall be fixed from time to time by the Board of Managers, and no manager, officer or agent shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.

4.9 Managers-Reimbursement. Managers, officers or agents shall receive reimbursement for expenses reasonably incurred in the performance of their duties. No manager, officer or agent shall be prevented from receiving such reimbursement by reason of the fact that he is also a member of the Company.

ARTICLE V

CONTRACTS, LOANS, CHECKS AND DEPOSITS

5.1 Contracts. The Board of Managers may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

5.2 Loans. No loans shall be contracted on behalf of the Company and no evidence of indebtedness shall be issued in its name, unless authorized by a resolution of the Board of Managers. Such authority may be general or confined to specific instances.

5.3 Checks, Drafts, etc. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or officers, agent or agents, of the Company and in such manner as shall from time to time be determined by resolution of the Board of Managers.

5.4 Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Board of Managers may select.

ARTICLE VI

CERTIFICATES FOR MEMBERSHIP AND THEIR TRANSFER

6.1 Certificates for Shares. Membership interest shares may be represented by certificates. Certificates representing membership of the Company shall be in such form as shall be determined by the Board of Managers. Such certificates shall be signed by the President and by the Secretary.

6.2 Transfer of Shares. Transfer of shares of the Company shall be made only on the share transfer books of the Company.

6.3 Restriction on Transfer of Shares. A Member's interest in the Company may only be transferred or assigned if all of the Members of the Company other than the Member proposing to dispose of his interest approve of the proposed transfer or assignment by unanimous written consent. If all of the Members of the Company other than the Member proposing to dispose of his interest do not approve of the proposed transfer or assignment by unanimous written consent, the transferee of the Member's interest has no right to participate in the management of the business or affairs of the Company or to become a Member. The transferee is only entitled to receive the share of profits or other compensation by way of income and the return of contributions to which that Member would otherwise be entitled.

ARTICLE VII

 DIVISION OF PROFITS

Each of the Members shall own an interest in the Company as set forth in the records of the Company. All profits of the Company shall be allocated to each Member's account in accordance with his ownership percentage. Unless unanimously otherwise agreed by the Members in the form of amendment to the Articles or this Operating Agreement, there will be only one Member, initially and he will retain 100% interest and be active in the management of the company. A separate capital account will be maintained for each Member, when more than one member. No Member shall make any withdrawal from capital, or receive any distribution of profits or surplus cash without prior approval of the Board of Managers and unanimous consent of the Members.

ARTICLE VIII

 FISCAL YEAR

The fiscal year of the Company shall begin on the 1st day of January and end on the 31st day of December.

 ARTICLE IX

 SEAL

The Board of Managers may provide a Company seal, which shall be circular in form and shall have inscribed thereon the name of the Company and state of organization.

 ARTICLE X

 WAIVER OF NOTICE

Whenever any notice is required to be given to any member or Board of Managers of the Company under the provisions of this Operating Agreement or under the provisions of the Articles of Organization or under the provisions of the Limited Liability Company Act, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated herein, shall be deemed equivalent to the giving of such notice.

ARTICLE XI

MEMBERS-RETURN OF CAPITAL

A member is not entitled to receive out of this Company's property any part of his capital contribution until:

a)	All liabilities of the Company, except liabilities to members on account of their contributions to capital, have been paid or there remains property of the Company sufficient to pay them;

b)

The consent of all members is had, unless the return of the contribution to capital may be rightfully demanded under other provisions of this Operating Agreement, the Articles of Organization or the applicable Limited Liability Company statute;

c)	The Articles of Organization are canceled or so amended as to set out the withdrawal or reduction.

The member when receiving a return of capital contribution, irrespective of the nature of his contribution, has only the right to demand and receive cash in return for his contribution to capital.

ARTICLE XII

 AMENDMENTS

This Operating Agreement may be altered, amended or repealed and a new Operating Agreement may be adopted only by the unanimous vote of all Members of the Company at any regular or special meeting of the Members.

 ARTICLE XIII

 MISCELLANEOUS

13.1 Operating Agreements-Gender and Number. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural thereof.

13.2 Operating Agreements-Articles and Other Headings. The Articles and other headings contained in this Operating Agreement are for reference purposes only and shall not affect the meaning or interpretation.

13.3 Operating Agreement-Emergency-Another Form. Management, or the members if they retain management rights, may adopt emergency Operating Agreements, however, the emergency Operating Agreements shall not change the following:

(choose which, if any, are not to be affected)

a)	Procedures for calling a meeting of management [members],
b)	Quorum requirements for meeting,
c)	Designation of additional or substitute managers.

CERTIFICATION

We, all Members, hereby certify that the foregoing constitute the Operating Agreement of What-If, LLC, Limited Liability Company as of the 5th day of September 2005.

/s/ Jefferey Herring

Jefferey Herring, President